Agreement and Plan of Merger

                                  by and among

                               RadiSys Corporation

                                       and

                             Drake Merger Sub, Inc.

                                       and

                          Microware Systems Corporation

                         ------------------------------

                            Dated as of June 29, 2001





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                                Table of Contents

                                                                            Page

Article I Tender Offer and Merger..............................................2

     1.1    The Offer..........................................................2

     1.2    Company Action.....................................................3

     1.3    Directors..........................................................4

     1.4    The Merger.........................................................5

     1.5    Effective Time.....................................................5

     1.6    Conversion of Common Shares........................................6

     1.7    Dissenting Shares..................................................6

     1.8    Surrender of Common Shares.........................................7

     1.9    Options and Warrants; Other Equity Interests.......................8

     1.10   Articles of Incorporation and Bylaws...............................9

     1.11   Directors and Officers.............................................9

     1.12   Other Effects of Merger............................................9

     1.13   Proxy Statement...................................................10

     1.14   Additional Actions................................................10

     1.15   Merger Without Meeting of Shareholders............................11

     1.16   Lost, Stolen or Destroyed Certificates............................11

     1.17   Material Adverse Effect...........................................11


Article II Representations and Warranties of the Company......................11

     2.1    Organization and Good Standing....................................11

     2.2    Capitalization....................................................12

     2.3    Subsidiaries......................................................12

     2.4    Authorization; Binding Agreement..................................13

     2.5    Governmental Approvals............................................13

     2.6    No Violations.....................................................14

     2.7    Securities Filings................................................14

     2.8    Company Financial Statements; Operating Expenses..................14



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     2.9    Absence of Certain Changes or Events..............................15

     2.10   No Undisclosed Liabilities........................................15

     2.11   Compliance with Laws..............................................15

     2.12   Permits...........................................................15

     2.13   Litigation........................................................16

     2.14   Contracts.........................................................16

     2.15   Employee Matters..................................................17

     2.16   Taxes and Returns.................................................19

     2.17   Intellectual Property.............................................22

     2.18   Disclosure Documents..............................................23

     2.19   Labor Matters.....................................................23

     2.20   Limitation on Business Conduct....................................24

     2.21   Title to Property.................................................24

     2.22   Owned and Leased Premises.........................................24

     2.23   Environmental Matters.............................................24

     2.24   Insurance.........................................................26

     2.25   Product Liability and Recalls.....................................26

     2.26   Customers.........................................................26

     2.27   Interested Party Transactions.....................................27

     2.28   Finders and Investment Bankers....................................27

     2.29   Fairness Opinion..................................................27

     2.30   Takeover Statute..................................................27

     2.31   Full Disclosure...................................................27

     2.32   Rights Agreements.................................................27

     2.33   Absence of Certain Payments.......................................27

     2.34   Ability to Pay Debts..............................................28

     2.35   Expense Reduction.................................................28


Article III Representations and Warranties of Parent and Purchaser............28

     3.1    Organization and Good Standing....................................28

     3.2    Authorization; Binding Agreement..................................28

     3.3    Governmental Approvals............................................29

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     3.4    No Violations.....................................................29

     3.5    Disclosure Documents..............................................29

     3.6    Financing Arrangements............................................30

     3.7    No Prior Activities...............................................30


Article IV Additional Covenants of the Company................................30

     4.1    Conduct of Business of the Company and the Company Subsidiaries...30

     4.2    Notification of Certain Matters...................................31

     4.3    Access and Information............................................32

     4.4    Shareholder Approval..............................................32

     4.5    Reasonable Efforts................................................32

     4.6    Public Announcements..............................................33

     4.7    Compliance........................................................33

     4.8    No Solicitation...................................................33

     4.9    SEC and Shareholder Filings.......................................35

     4.10   Takeover Statutes.................................................35

     4.11   Company Options and Company Warrants..............................35

     4.12   Expense Reduction.................................................35

     4.13   June 30 Financial Statements......................................35


Article V Additional Covenants of Purchaser and Parent........................36

     5.1    Further Assurance.................................................36

     5.2    Compliance........................................................36

     5.3    Directors and Officers Indemnity; Insurance.......................37

     5.4    Voting of Common Shares...........................................37

     5.5    Guarantee of Parent...............................................37


Article VI Merger Conditions..................................................37

     6.1    Offer.............................................................37

     6.2    Shareholder Approval..............................................38

     6.3    No Injunction or Action...........................................38


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     6.4    Governmental Approvals............................................38

Article VII Termination and Abandonment.......................................38

     7.1    Termination.......................................................38

     7.2    Effect of Termination and Abandonment.............................40


Article VIII Miscellaneous....................................................41

     8.1    Confidentiality...................................................41

     8.2    Amendment and Modification........................................41

     8.3    Waiver of Compliance; Consents....................................41

     8.4    Survival..........................................................42

     8.5    Notices...........................................................42

     8.6    Binding Effect; Assignment........................................43

     8.7    Fees and Expenses.................................................43

     8.8    Governing Law.....................................................44

     8.9    Counterparts......................................................44

     8.10   Interpretation....................................................44

     8.11   Entire Agreement..................................................45

     8.12   Severability......................................................45

     8.13   Specific Performance..............................................45

     8.14   Third Parties.....................................................46

     8.15   Waiver of Jury Trial..............................................46


Annex I Conditions to the Offer

                                       iv

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                          Table of Disclosure Schedules

Schedule No.       Identification
------------       --------------

2.2                Capitalization
2.3                Subsidiaries
2.6                No Violations
2.9                Absence of Certain Changes or Events
2.10               No Undisclosed Liabilities
2.11               Compliance with Laws
2.12               Permits
2.13               Litigation
2.14               Contracts
2.15               Employee Matters
2.16               Taxes and Returns
2.17               Intellectual Property
2.19               Labor Matters
2.20               Limitation on Business Conduct
2.21               Title to Property
2.23               Environmental Matters
2.25               Product Liability and Recalls
2.26               Customers
2.27               Interested Party Transactions
2.35               Expense Reduction


                             Index of Defined Terms

Defined Term                                         Section No.
------------                                         -----------

2001 Balance Sheet                                    2.10
Agreement                                             Preamble
Articles of Merger                                    1.4
Buy-out Agreement                                     2.14.2
Closing                                               1.5
Closing Date                                          1.5
Code                                                  2.15.1
Common Shares                                         Recitals
Company                                               Preamble
Company Disclosure Letter                             Article II, Preamble
Company Financial Statements                          2.8



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Company Intellectual Property Rights                  2.17.2
Company Material Contracts                            2.14
Company Option                                        1.9.1
Company Permits                                       2.12
Company Proposals                                     1.13.1
Company Securities Filings                            2.7
Company Subsidiary                                    2.1
Company Takeover Proposal                             4.8.1
Company Warrant                                       1.9.1
Company's Current Premium                             5.3.2
Confidentiality Agreement                             4.8.1 (b)
Consent                                               2.5
Credit Agreements                                     2.21
Dissenting Shares                                     1.7.1
Effective Time                                        1.5
Elder                                                 2.14.2
Employee Plans                                        2.15.1
Enforceability Exceptions                             2.4
Environmental Claim                                   2.23.5 (a)
Environmental Laws                                    2.23.5 (b)
ERISA                                                 2.15.1
ERISA Affiliate                                       2.15.1
Evaluation Material                                   8.1.1
Exchange Agent                                        1.8.1
Fairness Opinion                                      1.2.1
Financial Advisor                                     1.2.1
Governmental Authority                                2.5
Indemnified Parties                                   5.3.1
Intellectual Property                                 2.17.1
Iowa Code                                             1.4
IRS                                                   2.15.2
ISO                                                   2.15.3
June 30 Financial Results                             4.13
Law                                                   2.6
Liens                                                 2.21
Litigation                                            2.13
Material Adverse Effect                               1.17
Materials of Environmental Concern                    2.23.5 (c)
Merger                                                Recitals
Minimum Condition                                     Annex I, Section (1)
NASD                                                  4.2
Nasdaq                                                2.5
Offer                                                 Recitals
Offer Conditions                                      1.1.4

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Offer Documents                                       1.1.2
Offer to Purchase                                     1.1.2
Parent                                                Preamble
Parent Expenses                                       8.7.3 (a)
Parent Information                                    3.5
Per Share Amount                                      Recitals
person/group                                          Annex I, Section (3)(h)
Preferred Shares                                      2.2
Proxy Statement                                       1.13.1
Purchaser                                             Preamble
Representative                                        4.8.1
Schedule 14D-9                                        1.2.2
Schedule TO                                           1.1.2
SEC                                                   1.1.2
Securities Act                                        2.7
Securities Exchange Act                               1.1.1
Software                                              2.17.5
Stock Purchase Plan                                   1.9.2 (a)
Superior Proposal                                     4.8.1
Surviving Corporation                                 1.4
Surviving Corporation Common Stock                    1.6.3
Takeover Statute                                      4.10
Tax                                                   2.16.2
Tax Return                                            2.16.2

                                      vii

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                          Agreement and Plan of Merger

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 29, 2001, by and among RadiSys Corporation, an Oregon corporation ("Parent"), Drake Merger Sub, Inc., an Iowa corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), and Microware Systems Corporation, an Iowa corporation (the "Company").

                                    Recitals

     A. The respective Boards of Directors of the Company, Purchaser and Parent have approved the acquisition by Purchaser of the Company.

     B. To that end, Purchaser proposes to make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of common stock of the Company ("Common Shares"), for $0.68 per share, or any higher price that may be paid in the Offer (the "Per Share Amount"), subject to any applicable withholding, net to the seller in cash without interest.

     C. In addition, the respective Boards of Directors of the Company, Purchaser and Parent have each approved the merger (the "Merger") of Purchaser with and into the Company following the Offer in accordance with the laws of the state of Iowa.

     D. Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Purchaser and four shareholders of the Company are entering into Shareholder's Agreements pursuant to which the shareholders have, among other things, agreed to tender all of their Common Shares in the Offer, upon the terms and subject to the conditions set forth in the Shareholder's Agreement.

     E. Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Purchaser and the Company are entering into a 19.9% Option Agreement pursuant to which the Company is granting Parent an option to purchase up to 19.9% of the Common Shares, upon the terms and subject to the conditions set forth in the 19.9% Option Agreement.

     F. The Board of Directors of the Company has approved and recommended acceptance of the Offer and the Merger to the holders of Common Shares and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interest of the holders of Common Shares and recommended that the holders of Common Shares accept the Offer and approve this Agreement and the transactions contemplated by this Agreement.

     G. The Company, Purchaser and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated by this Agreement.


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                                    Agreement

                                    Article I
                             Tender Offer and Merger

     1.1 The Offer.

     1.1.1 Provided that this Agreement shall not have been terminated in accordance with Section 7.1 of this Agreement and that none of the events set forth in Annex I to this Agreement shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act")) the Offer as promptly as practicable, but in no event later than five business days following the first public announcement of the Offer, and shall use reasonable efforts to complete the Offer. The obligation of Purchaser to accept for payment any Common Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex I to this Agreement. The Per Share Amount payable in the Offer shall be net to each seller in cash, subject to reduction only for any applicable withholding or stock transfer taxes payable by the seller. The Company agrees that no Common Shares held by the Company or any Company Subsidiaries (as defined below) will be tendered pursuant to the Offer.

     1.1.2 The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I to this Agreement. As soon as practicable on the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, Schedule TO and all applicable federal securities laws and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that the information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable
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opportunity to review and comment on any Offer Documents before they are filed with the SEC, and Parent and Purchaser shall consider in good faith any comments received timely.

     1.1.3 Upon the terms and subject to the conditions of the Offer, Purchaser shall accept for payment and pay for Common Shares as soon as permitted under the terms of the Offer and applicable law.

     1.1.4 Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Common Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) impose any other conditions to the Offer other than the conditions set forth in Annex I to this Agreement (the "Offer Conditions") or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of Common Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as those conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

     1.2 Company Action.

     1.2.1 Subject to the Company's rights under Sections 4.8 and 7.1 of this Agreement, the Company approves and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on June 29, 2001, at which all of the directors were present, duly approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, recommended that shareholders of the Company accept the Offer, tender their Common Shares pursuant to the Offer and approve this Agreement and the transactions contemplated by this Agreement, including the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company. The Company consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company. The Company represents that its Board of Directors has received the opinion (the "Fairness Opinion") of Houlihan Lokey Howard & Zukin (the "Financial Advisor") that the proposed consideration to be received by the holders of Common Shares pursuant to the Offer and the Merger is fair to the holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (which consent shall not be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference to it) in the Offer Documents, the Schedule 14D-9 (as defined below) and the Proxy Statement (as defined below), if required.


                                       3

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     1.2.2 The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Schedule TO with respect to the Offer, a Tender
Offer Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable federal securities laws. The Company shall mail the Schedule 14D-9 to the shareholders of the Company as promptly as practicable after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors of the Company described in Section 1.2.1 of this Agreement. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of the information and cooperate with the Company with respect to correcting the information) and to supplement the information contained in the
Schedule 14D-9 to include any information that becomes necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to holders of Common Shares to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider in good faith any comments received timely.

     1.2.3 In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Purchaser with mailing labels containing the names and addresses of all record holders of Common Shares and security position listings of Common Shares held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with additional information reasonably available to the Company, including updated lists of shareholders, mailing labels and security position listings, and any other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Common Shares. Subject to the requirements of applicable law and except as necessary to disseminate the Offer Documents and otherwise for the purpose of effecting the transactions contemplated by this Agreement, Parent and Purchaser shall hold in confidence the materials furnished pursuant to this Section 1.2.3, use this information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement is terminated, as promptly as practicable return to the Company these materials and all copies thereof in the possession of Parent and Purchaser.

     1.3 Directors. Promptly upon the purchase by Purchaser of Common Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total


                                       4

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number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 Common Shares that are accepted for payment pursuant to the Offer, but excluding Common Shares held by the Company) bears to the number of Common Shares outstanding. At that time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable efforts to secure the resignations of the number of directors necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3 and to cause Parent's designees so to be elected. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or in an amendment or an information statement pursuant to Rule 14f-1 if Parent has not yet designated directors) the information with respect to the Company and its officers and directors required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section
1.3. Parent will supply the Company, and be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     1.4 The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be completed in accordance with the Iowa Business Corporation Act (the "Iowa Code"). At the Effective Time (as defined in Section 1.5), upon the terms and subject to the conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with the Iowa Code and the separate existence of Purchaser shall cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the state of Iowa as a direct subsidiary of Parent. The parties shall prepare and execute articles of merger (the "Articles of Merger") that comply in all respects with the requirements of the Iowa Code and with the provisions of this Agreement.

     1.5 Effective Time. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of Iowa in accordance with the applicable provisions of the Iowa Code or at any later time that may be specified in the Articles of Merger. As soon as practicable after all of the conditions set forth in Article VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the conditions, the parties shall cause the Merger to become effective. Parent and the Company shall mutually determine the time of the filing of the Articles of Merger and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall


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become effective is referred to as the "Effective Time," and the date on which the Effective Time occurs is referred to as the "Closing Date."

     1.6 Conversion of Common Shares.

     At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the securities specified below:

     1.6.1 Each Common Share issued and outstanding immediately before the Effective Time (other than any Dissenting Shares (as defined below) and Common Shares to be canceled pursuant to Section 1.6.2) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder of the Common Share, without interest, upon surrender of the certificate representing the Common Share in accordance with Section 1.8. From and after the Effective Time, the holders of certificates evidencing ownership of Common Shares outstanding immediately before the Effective Time shall cease to have any rights with respect to the Common Shares except as otherwise provided in this Agreement or by applicable Law (as defined below).

     1.6.2 Each Common Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.

     1.6.3 The shares of Purchaser common stock outstanding immediately before the Merger shall be converted into 1,000 shares of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

     1.7 Dissenting Shares.

     1.7.1 Notwithstanding any provision of this Agreement to the contrary, any Common Shares issued and outstanding immediately before the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Common Shares in accordance with the Iowa Code (including Sections 490.1320 -
490.1328 of the Iowa Code), and as of the Effective Time has neither effectively withdrawn nor lost his right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 1.6 of this Agreement, but the holder shall be entitled only to the rights granted by the Iowa Code.

     1.7.2 Notwithstanding the provisions of Section 1.7.1, if any holder of Common Shares who demands appraisal of his Common Shares under the Iowa Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, the holder's Common Shares shall automatically be converted into and represent only the right to receive

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


cash as provided in Section 1.6, without interest, upon surrender of the certificate or certificates representing the Common Shares.

     1.7.3 The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Common Shares, withdrawals of any demands and any other instruments served pursuant to the Iowa Code received by the Company after the date of this Agreement and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Iowa Code. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any demands for appraisal.

     1.8 Surrender of Common Shares.

     1.8.1 Before the Effective Time, Purchaser shall appoint Mellon Investor Services LLC or any other commercial bank or trust company designated by Purchaser and reasonably acceptable to the Company to act as exchange agent under this Agreement (the "Exchange Agent") for the payment of the Per Share Amount upon surrender of certificates representing the Common Shares. All of the fees and expenses of the Exchange Agent shall be borne by Purchaser.

     1.8.2 Parent shall cause the Surviving Corporation to provide the Exchange Agent with cash in amounts necessary to pay for all of the Common Shares pursuant to Section 1.8.3 when and as these amounts are needed by the Exchange Agent.

     1.8.3 On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of a certificate representing any Common Shares canceled upon the Merger pursuant to Section 1.6.1, within five business days of receiving from the Company a list of the holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in the form and have other provisions that Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Common Shares canceled upon the Merger pursuant to
Section 1.6.1 may thereafter surrender the certificate or certificates to the Exchange Agent, as agent for the holder, to effect the surrender of the certificate or certificates on the holder's behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Common Shares, Parent shall cause the Exchange Agent to pay the holder of the certificates in exchange for the certificates cash in an amount equal to the Per Share Amount multiplied by the number of Common Shares represented by the certificate. Until so surrendered, each certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Per Share Amount relating to the certificate.


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


     1.8.4 If payment of cash in respect of canceled Common Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to the payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting the payment shall have paid any transfer and other taxes required by reason of the payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that any tax either has been paid or is not payable.

     1.8.5 At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Common Shares shall be made thereafter, other than transfers of Common Shares that have occurred before the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in
Section 1.6.1.

     1.8.6 The Per Share Amount paid in the Merger shall be net to the holder of Common Shares in cash, and without interest subject to reduction only for any applicable withholding or stock transfer taxes payable by the holder.

     1.8.7 Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated by this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Common Shares (other than certificates representing Dissenting Shares and certificates representing Common Shares held directly or indirectly by Purchaser or Parent) may surrender the certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration for the certificate the aggregate Per Share Amount relating thereto, without any interest.

     1.8.8 None of the Company, Parent, Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Common Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     1.9 Options and Warrants; Other Equity Interests.

     1.9.1 Each option outstanding immediately before the Effective Time to purchase Common Shares (a "Company Option") under the Company's 1991 Stock Option Plan, 1992 Stock Option Plan, 1995 Stock Option Plan or any other stock option plan or agreement of the Company and each warrant outstanding immediately before the Effective Time to purchase Common Shares (a "Company Warrant"), whether or not then vested or exercisable, shall constitute the right to receive an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price of the Company Option or Company Warrant, as applicable, multiplied by the number of Common Shares for which the Company Option or Company Warrant, as applicable, was exercisable immediately before the Effective Time, subject to reduction only for any applicable withholding taxes. The Company shall provide a period of at least 30 days before the Effective Time during which Company Options may be exercised to the extent exercisable at the Effective Time and, upon the expiration of that period, all unexercised Company Options shall immediately terminate. All unexercised Company Warrants shall terminate at the Effective Time. In no event will any Company Options or Company Warrants be exercisable after the Effective Time, except to receive cash as provided in the first sentence of this Section 1.9.

     1.9.2 (a) Before the Effective Time, the Company will take all actions necessary (i) to shorten the offering periods under the Company's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan"), currently scheduled to terminate on September 30, 2001, so that the offering periods terminate on the day before the Effective Time if the Effective Time occurs on or before September 30, 2001, and (ii) to terminate the Stock Purchase Plan effective as of the earliest of the Effective Time or September 30, 2001.

     (b) The Company shall use reasonable efforts so that as soon as practicable following the date of this Agreement, but in no event later than the Effective Time, no participant in the Company's 401(k) plan shall have any right under that plan to acquire capital stock of the Company except for purchases on the open market.

     (c) The Company shall use reasonable efforts to ensure that following the Effective Time no participant in any Company equity plans shall, subject to
Section 1.9.1, have any right under those plans to acquire capital stock of the Company or Parent except for purchases on the open market.

     1.10 Articles of Incorporation and Bylaws. Subject to Section 5.3, unless otherwise determined by Parent before the Effective Time, at and after the Effective Time (a) the Articles of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the Iowa Code and the Articles of Incorporation; provided, however, that Article I shall be amended and restated in its entirety to provide that the name of the Surviving Corporation shall be RadiSys Microware, Inc.; and (b) the Bylaws of the Surviving Corporation shall be the Bylaws of Purchaser in effect at the Effective Time (subject to any subsequent amendments).

     1.11 Directors and Officers. At and after the Effective Time, the directors and officers of Purchaser immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

     1.12 Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the Iowa Code.

     1.13 Proxy Statement.

     1.13.1 Following the completion of the Offer and if required by the Securities Exchange Act because of action by the Company's shareholders necessary in order to complete the Merger, the Company shall prepare and file with the SEC and, when cleared by the SEC, shall mail to shareholders, a proxy statement in connection with a meeting of the Company's shareholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated by this Agreement and the Merger (the "Company Proposals"), or an information statement, as appropriate, satisfying all requirements of the Securities Exchange Act (the proxy or information statement in the form mailed by the Company to its shareholders, together with any and all amendments or supplements, is referred to as the "Proxy Statement").

     1.13.2 Parent will furnish the Company with the information concerning Parent and its subsidiaries that is necessary to cause the Proxy Statement, if required, insofar as it relates to Parent and its subsidiaries, to comply with applicable Laws. Parent agrees promptly to advise the Company if, at any time before the meeting of shareholders of the Company referenced in this Agreement, any Parent Information (as defined below) in the Proxy Statement, if required, is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct the inaccuracy or omission. Parent will furnish the Company with any supplemental information that may be necessary to cause the Proxy Statement, if required, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law after the mailing of the Proxy Statement to the shareholders of the Company.

     1.13.3 The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement, if required, with the SEC, as promptly as practicable, pursuant to Rule 14a-6 or Rule 14c-5, as applicable, under the Securities Exchange Act.

     1.13.4 The Company shall provide Parent for its review a copy of the Proxy Statement, if required, before each filing with the SEC, with reasonable time and opportunity for review. Parent authorizes the Company to use in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

     1.14 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Purchaser shall be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, any deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, any other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.15 Merger Without Meeting of Shareholders. Notwithstanding the foregoing provisions of this Article I, if Purchaser, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding Common Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with
Section 490.1104 of the Iowa Code.

     1.16 Lost, Stolen or Destroyed Certificates. If any certificates representing Common Shares shall have been lost, stolen or destroyed, the Exchange Agent shall make payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificates to deliver a bond in a sum that it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.17 Material Adverse Effect. When used in connection with the Company or any Company Subsidiaries (as defined below) or Parent, or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances that have occurred during the period relevant to the determination of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and any Company Subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole.

                                   Article II
                  Representations and Warranties of the Company

     The Company represents and warrants to Parent and Purchaser that, except as set forth in the correspondingly numbered Sections of the letter, dated the date of this Agreement, from the Company to Parent (the "Company Disclosure Letter"); provided, that disclosure of any fact or item in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to every other section so long as the level of particularity or manner of disclosure of the fact or item expressly disclosed in one section of the Company Disclosure Letter permits a reasonable person to find the disclosure relevant to another section:

     2.1 Organization and Good Standing. The Company and each of the Company Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes the qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Restated and Amended Articles of Incorporation and Restated and Amended Bylaws, as currently in effect, of the Company. For purposes of this Agreement, the term "Company Subsidiary" shall mean any "subsidiary" (as that term is defined in Rule 1-02 of Regulation S-X of the SEC) of the Company.

     2.2 Capitalization. The Company's capitalization is set forth in Section
2.2 of the Company Disclosure Letter, which lists, as of the date of this Agreement and as of the Effective Time, all authorized and outstanding Common Shares and shares of Series I Preferred Stock (the "Preferred Shares"), and all Common Shares reserved for issuance pursuant to outstanding Company Options and Company Warrants. Upon the exercise of all Company Options and Company Warrants that have exercise prices exceeding the Per Share Amount, the number of Common Shares issued and outstanding on a fully diluted basis shall be as set forth in
Section 2.2 of the Company Disclosure Letter. No other capital stock of the Company is authorized or issued. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 2.2 of the Company Disclosure Letter, as of the date of this Agreement there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, or authorized but unissued, shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no obligations, contingent or other, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Shares or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

     2.3 Subsidiaries. Section 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation of each Company Subsidiary, each of which is wholly owned by the Company. Except as set forth in Section 2.3 of the Company Disclosure Letter, all of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in Section 2.3 of the Company Disclosure Letter, free and clear of any claim, lien, encumbrance or security interest with respect thereto. All of the outstanding shares of capital stock of each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company

Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock. Except as set forth in Section 2.3 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $50,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than 5% of the outstanding stock of the company.

     2.4 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to complete the transactions contemplated by this Agreement (other than adoption of this Agreement by the holders of Common Shares with voting power equal to a majority of the voting power of all outstanding Common Shares in accordance with the Iowa
Code). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (the "Enforceability Exceptions").

     2.5 Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority"), on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the completion by the Company of the transactions contemplated by this Agreement other than (i) the filing of the Articles of Merger with the Secretary of State of Iowa in accordance with the Iowa Code, (ii) filings with the SEC, (iii) filings pursuant to the rules and regulations of The Nasdaq Stock Market ("Nasdaq") and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

     2.6 No Violations. Except as set forth in Section 2.6 of the Company Disclosure Letter, the execution and delivery of this Agreement, the completion of the transactions contemplated by this Agreement and compliance by the Company with any of the provisions of this Agreement will not (i) conflict with or result in any breach of any provision of the Restated and Amended Articles of Incorporation or Restated and Amended Bylaws of the Company or similar documents of any of the Company Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any Company Material Contract (as defined below), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, violate any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its assets or properties are subject, except, in the case of each of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

     2.7 Securities Filings. The Company has made available to Parent true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended March 31, 2001, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since July 1, 1996 as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case as amended) filed by the Company with the SEC since July 1, 1996. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 2.7, are referred to collectively as the "Company Securities Filings." Except as set forth in
Section 2.7 of the Company Disclosure Letter, as of their respective dates, or as of the date of the last amendment, if amended after filing, the Company Securities Filings were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Securities Exchange Act, as the case may be, and none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date of this Agreement, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date of this Agreement, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.8 Company Financial Statements; Operating Expenses. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the Company Financial Statements or in the notes to the

Company Financial Statements) and present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as of the dates of the Company Financial Statements and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described in the Company Financial Statements and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

     2.9 Absence of Certain Changes or Events. Except as set forth in Section
2.9 of the Company Disclosure Letter, from March 31, 2001 through the date of this Agreement there has not been: (i) any event that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company; (iii) any material damage or loss to any material asset or property, whether or not covered by insurance; (iv) any change by the Company in accounting principles or practices; (v) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company, except in the ordinary course of business; or (vii) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had the action or event occurred after the date of this Agreement.

     2.10 No Undisclosed Liabilities. Except as set forth in Section 2.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or other), except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes) for the fiscal year ended March 31, 2001 included in the Company's 2001 Annual Report on Form 10-K (the "2001 Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 2001 Balance Sheet, (c) incurred since March 31, 2001 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement or (e) which would not reasonably be expected to have a Material Adverse Effect.

     2.11 Compliance with Laws. Except as set forth in Section 2.11 of the Company Disclosure Letter, the business of the Company and each of the Company Subsidiaries has been operated in compliance with all applicable Laws, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.

     2.12 Permits. Except as set forth in Section 2.12 of the Company Disclosure Letter, (i) the Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations from Governmental Authorities required in connection with the operation of their respective businesses (collectively, "Company Permits"), (ii) neither the Company nor any Company Subsidiary is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in the case of each of clauses (i), (ii) and (iii) above, those the absence or violation of which would not reasonably be expected to have a Material Adverse Effect.

     2.13 Litigation. Except as disclosed in Section 2.13 of the Company Disclosure Letter, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any Company Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     2.14 Contracts. 2.14.1 Section 2.14 of the Company Disclosure Letter includes, as of the date of this Agreement, a list of the Company's material contracts (the "Company Material Contracts"), which includes (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $50,000 to which the Company or any Company subsidiary is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements other than those addressed in Section 2.15 to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any of these contacts, agreements, commitments, or other understandings or arrangements, individual payments or receipts by the Company or any Company Subsidiary that are reasonably expected to be less than $50,000 over the remaining term of the contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act. The Company is not a party to any agreements to acquire in the future the stock or substantially all the assets of another person. Except as disclosed in Section 2.14 of the Company Disclosure Letter, all Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions, and neither the Company nor any Company Subsidiary is in violation or breach of or default under any Company Material Contract, except where the failure to be in full force and effect or where the violation or breach would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no party (other than the Company or Company Subsidiaries) is in default, violation or breach of any Company Material Contract where the violation or breach would reasonably be expected to have a Material Adverse Effect.

     2.14.2 The Company has entered into an agreement (the "Buy-out Agreement") with Elder Court, LLC and the related parties set forth in the Buy-out Agreement (collectively,
                                       16

"Elder") pursuant to which Elder has agreed to terminate its equity line of credit agreement with the Company, the convertible debenture and warrants and other related rights Elder holds in return for the consideration specified in the Buy-out Agreement, which consideration is to be advanced to the Company by Parent. The Company has provided a true and complete copy of the Buy-out Agreement to Parent. The Buy-out Agreement will be completed immediately before Purchaser's acceptance of Common Shares tendered in the Offer. The Buy-out Agreement is valid and binding and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and neither the Company nor, to the knowledge of the Company, Elder is in violation or breach of or default under the Buy-out Agreement.

     2.15 Employee Matters.

     2.15.1 Section 2.15.1 of the Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant who is an individual or an individual doing business in a corporate form (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") or Section 4001(a)(14) or (b) of ERISA, or any Company Subsidiary, with respect to which the Company has or could have any current (actual or contingent) material liability (together for purposes of this Section 2.15, the "Employee Plans"). Before the date of this Agreement, the Company has provided or made available to Parent copies of (i) each written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and any material communications to plan participants,
(ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, and (iii) the most recent favorable determination letters issued for each Employee Plan and related trust which is intended to qualify under Section 401(a) of the Code (and, if an application for a determination is pending, a copy of the application for the determination).

     2.15.2 (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA), and none of the Employee Plans is a "multi-employer plan" as that term is defined in
Section 3(37) of ERISA; (ii) no "party in interest" or "disqualified person" (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or
Section 4975 of the Code, except for any tax, penalty or liability that would not reasonably be expected to result in a Material Adverse Effect; (iii) to the knowledge of the Company, no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except where the breach would not reasonably be expected to result in a Material Adverse Effect; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with applicable law (including ERISA and the Code) and governmental and court orders (including all applicable requirements for notification to participants or the Department of Labor, the Internal Revenue Service (the "IRS") or the Secretary of the Treasury), except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; and the Company and each Company Subsidiary have performed all obligations required to be performed by them under, are not in default under or in violation of any Employee Plan except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan to be qualified under Section 401 of the Code is the subject of a favorable recent determination letter from the IRS; (vi) all contributions required to be made with respect to any Employee Plan pursuant to the terms of the Employee Plan have been made on or before their due dates except for any failure to make contributions that would not reasonably be expected to result in a Material Adverse Effect; (vii) no facts exist or have existed under which the Company or any ERISA Affiliate could incur any liability under Title IV of ERISA; and
(viii) there are no complaints, charges or claims against the Company pending or to the Company's knowledge threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee.

     2.15.3 Section 2.15.3 of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer or director of the Company or any Company Subsidiary who holds (i) any option to purchase Common Shares as of the date of this Agreement, together with the number of shares of Common Shares subject to the option, the option price of the option (to the extent determined as of the date of this Agreement), whether the option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of the option; (ii) any Common Shares that are restricted as a result of an agreement with, or stock plan of, the Company; and (iii) any other right, directly or indirectly, to receive Common Shares, except as otherwise disclosed in Section 2.15 of the Company Disclosure Letter, together with the number of shares of Company stock subject to the right. Section 2.15.3 of the Company Disclosure Letter also sets forth the total number of any ISOs and any nonqualified options and other rights.

     2.15.4 Unless otherwise disclosed in Section 2.15.1 of the Company Disclosure Letter, Section 2.15.4 of the Company Disclosure Letter sets forth a true and complete list of

(i) all employment agreements with employees of the Company or any of the Company Subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of the Company Subsidiaries to make annual cash payments in an amount exceeding $25,000; (iii) all agreements which individually or in the aggregate are or could be material with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Plans; (iv) all employees of the Company or any of the Company Subsidiaries who have executed a non-competition agreement with the Company or any of the Company Subsidiaries; (v) all severance agreements, programs and policies of the Company or any of the Company Subsidiaries with or relating to its employees, in each case with commitments exceeding $25,000, excluding programs and policies required to be maintained by law; (vi) all plans, programs, agreements and other arrangements of the Company with its officers or employees which contain change in control provisions; and (vii) all inventions and assignment agreements signed by an independent contractor or leased employee who worked on the development of any of the Company's products.

     2.15.5 (i) Except as set forth in Section 2.15.5 of the Company Disclosure Letter, no Employee Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company stock; and
(ii) the completion of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee except as otherwise provided in Section 1.9 or disclosed in Section 2.15.5 of the Company Disclosure Letter. The Company will take all actions within its control to ensure that all actions required to be taken by a fiduciary of any Employee Plan in order to effect the transactions contemplated by this Agreement shall comply with the terms of the Employee Plan, ERISA and other applicable laws. The Company will take all actions within its control to ensure that all actions required to be taken by a trustee of any Employee Plan that owns Company stock shall have been duly authorized by the appropriate fiduciaries of the Employee Plan and shall comply with the terms of the Employee Plan, ERISA and other applicable laws.

     2.15.6 Except as set forth in Section 2.15.6 of the Company Disclosure Letter, the Company maintains no Employee Plan covering non-U.S. employees.

     2.15.7 The Company has fiduciary liability insurance of at least $500,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

     2.16 Taxes and Returns.

     2.16.1 The Company and each of the Company Subsidiaries has timely filed, or caused to be timely filed, all Tax Returns (as defined below) required to be filed by it, and all Tax Returns are true, complete and correct in all respects, and has timely paid, deposited, collected or withheld, or caused to be paid, deposited, collected or withheld, all Taxes (as defined below) required to be paid, deposited, collected or withheld, as shown on the Tax Returns or otherwise. Except as set forth in Section 2.16 of the Company Disclosure Letter, there are no claims or assessments pending, proposed or threatened against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax. No claim has ever been made by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has executed any waiver or extension of any applicable statute of limitations to assess any Tax. There are no outstanding requests by the Company or any of the Company Subsidiaries, or by any Governmental Authority with respect to the Company or any of the Company Subsidiaries, for any extension of time within which to file any Tax Return or within which to pay any Tax. There are no liens for Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of the Company Subsidiaries with respect to Tax matters. Neither the Company nor any Company Subsidiary is a party to any pending Tax letter ruling or similar request of a Governmental Authority.

     2.16.2 For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, profits, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise, environmental (including taxes under Section 59A of the Code), capital stock, withholding, social security (or similar), unemployment, disability, estimated tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition imposed by any Governmental Authority whether disputed or not. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to the report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     2.16.3 Except as set forth in Section 2.16 of the Company Disclosure Letter, (i) neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group within the meaning of Section 1504 of the Code or filed or been included in a combined, consolidated or unitary Tax Return, other than a group of which the Company is the common parent; (ii) other than with respect to the Company and the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries is liable for Taxes of any other person, or is under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or securityholders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of the Company Subsidiaries with respect to Taxes; (iii) neither the Company nor any of the Company Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (iv) neither the Company nor any of the Company Subsidiaries has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21, as modified (or similar provisions of foreign law); (v) neither the Company nor any of the Company Subsidiaries has requested or agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (vi) neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by the Company or any of the Company Subsidiaries to any other subsidiary or to the Company have been arm's length prices, determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (viii) neither the Company nor any of the Company Subsidiaries is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (ix) neither the Company nor any of the Company Subsidiaries is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; (x) the Company and each Company Subsidiary have complied with all applicable laws, rules, and regulations relating to the withholding and payment of Taxes; (xi) each of the Company and Company Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (xii) none of the assets owned by the Company or any of the Company Subsidiaries is property that is required to be treated as owned by any other person pursuant to Section 168(g)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiii) neither the Company nor any of the Company Subsidiaries has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation as defined in Section 897(c) of the Code; (xiv) neither the Company nor any of the Company Subsidiaries has entered into a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (xv) neither the Company nor any of the Company Subsidiaries has any intercompany gain or excess loss account described in Treasury Regulations under Section 1502 or the Code (or any corresponding or similar provision of state, local or foreign income tax law); (xvi) neither the Company nor any of Company Subsidiaries has made an installment sale or open transaction disposition on or prior to the Closing Date; and/or (xvii) neither the Company nor any of the Company Subsidiaries has received any prepaid amount on or prior to the Closing Date.

     2.16.4 The amount of net operating losses (as defined in Section 172 of the Code) of the Company and the Company Subsidiaries as of the end of the fiscal year ended March 31, 2001 is as set forth in the Company's financial statements for that year. The unpaid Taxes of the Company and the Company Subsidiaries (A) did not, as of the date of the 2001 Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2001 Balance Sheet (rather than in any notes to the 2001 Balance Sheet) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

     2.17 Intellectual Property.

     2.17.1 Section 2.17.1 of the Company Disclosure Letter sets forth a list of
(i) all patents and patent applications owned or licensed by the Company and/or each of the Company Subsidiaries worldwide; (ii) all trademark and service mark registrations, trademark and service mark applications, common law trademarks, trade dress and material slogans, Internet domain names, and trade names owned or used by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations, copyright applications, mask work registrations, and mask work applications owned or licensed by the Company and/or each of the Company Subsidiaries worldwide; and (iv) all licenses in which the Company and/or any of the Company Subsidiaries is (A) a licensor with respect to any Intellectual Property rights or (B) a licensee of any other person's Intellectual Property rights material to the Company. As used in this Agreement, "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, logos and slogans, Internet domain names, meta-tags, inventions, processes, formulae, copyrights and copyright rights, mask work and mask work rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, plans, proposals, methodologies, computer programs (including all source codes) and related documentation, technical data and information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks, copyrights, and mask works and all licenses and rights with respect to any of the foregoing.

     2.17.2 The Company and each Company Subsidiary owns, or is licensed or otherwise possesses the right to use, all Intellectual Property used in the respective businesses of the Company or the Company Subsidiaries as now conducted (the "Company Intellectual Property Rights").

     2.17.3 Except as disclosed in Section 2.17.3 of the Company Disclosure Letter, the Company and/or each Company Subsidiary has made all necessary filings and recordations for the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, Internet domain name registrations and Internet domain name applications, copyright registrations and copyright applications, and mask work registrations and mask work applications set forth in Section 2.17.1 of the Company Disclosure Letter, except where the failure to make such filings or recordations would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 2.17.3 of the Company Disclosure Letter, none of the products manufactured, sold or licensed by, nor any of the processes used by, the Company or any Company Subsidiary infringes any Intellectual Property right of any third party. Except as set forth in Section
2.17.3 of the Company Disclosure Letter, from and after the Closing Date, Purchaser will have the right to make, have made, import, use, sell, license, or otherwise dispose of, any product or process used by the Company or any Company Subsidiary and will have a right to use all Intellectual Property rights that are material to the continued operation of the businesses of the Company and/or the Company Subsidiaries as now conducted. The Company has not been informed of any pending claims (i) that the business of the Company or any of the Company Subsidiaries infringes on any Intellectual Property Rights of any third party;
(ii) against the use by the Company or any of the Company Subsidiaries of any Intellectual Property; or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights.

     2.17.4 Except as set forth in Section 2.17 of the Company Disclosure Letter, the Company is not aware of any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of the Company Subsidiaries.

     2.17.5 Except as set forth in Section 2.17 of the Company Disclosure Letter, the software licensed or otherwise distributed, or marketed for distribution, or which is being developed for future distribution, by the Company (the "Software") has been developed by the Company solely through the Company's own employees and is owned by the Company, and no license is required by the Company to use or distribute the Software.

     2.18 Disclosure Documents. The Proxy Statement, if required, will comply in all material respects with the applicable requirements of the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Proxy Statement. The Proxy Statement, if required, will not, at the time the Proxy Statement is filed with the SEC or first sent to shareholders or at the time of the Company's shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is being made by the Company with respect to the Parent Information (as defined below) included in the Proxy Statement. The Schedule 14D-9 will comply in all material respects with the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Schedule 14D-9. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents are filed with the SEC and are first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     2.19 Labor Matters. Except as set forth in Section 2.19 of the Company Disclosure Letter, (i) there are no controversies pending or, to the knowledge of the Company or any of the Company Subsidiaries, threatened, between the Company or any of the Company Subsidiaries and any of their respective employees that is reasonably likely to have a Material Adverse Effect; (ii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, nor, as of the date of this Agreement, does the Company or any of the Company Subsidiaries know of any activities or proceedings of any labor union to organize any of these employees; and (iii) neither the Company nor any of the Company Subsidiaries has any knowledge of, or of threats of, any strikes, slowdowns, work stoppages or lockouts by or with respect to any employees of the Company or any of the Company Subsidiaries.

     2.20 Limitation on Business Conduct. Except as set forth in Section 2.20 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any entity.

     2.21 Title to Property. Except as set forth in Section 2.21 of the Company Disclosure Letter, each of the Company and each of the Company Subsidiaries owns the properties and assets that it purports to own free and clear of all liens, charges, mortgages, security interests or encumbrances of any kind ("Liens"), except for Liens which arise in the ordinary course of business and do not materially impair the Company's or the Company Subsidiaries' ownership or use of its properties or assets, Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and Liens securing obligations under the Company's credit agreements, loan agreements and equipment leases (the "Credit Agreements"). Except as set forth in Section 2.21 of the Company Disclosure Letter, with respect to the property and assets it leases, the Company, the Company Subsidiaries, and, to the Company's knowledge, each of the other parties to the leases, is in material compliance with the leases, and the Company or the Company Subsidiaries, as the case may be, holds a valid leasehold interest free of any Liens, except those referred to above. The rights, properties and assets presently owned, leased or licensed by the Company and the Company Subsidiaries include all rights, properties and assets necessary to permit the Company and the Company Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted before the date of this Agreement.

     2.22 Owned and Leased Premises. Each of the buildings, structures and premises owned or leased by the Company or any of the Company Subsidiaries is in reasonably good repair and operating condition.

     2.23 Environmental Matters. Except as set forth in Section 2.23 of the Company Disclosure Letter:

     2.23.1 The Company and the Company Subsidiaries are in material compliance with the Environmental Laws (as defined below), which compliance includes the possession by the Company and the Company Subsidiaries of all material permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions of the permits and authorizations. Neither the Company nor any of the Company Subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of the Company Subsidiaries is not in material compliance with Environmental Laws, and there are no circumstances that may prevent or interfere with compliance in the future.

     2.23.2 There are no Environmental Claims (as defined below), including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law.

     2.23.3 There are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as defined below), that would form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries have retained or assumed either contractually or by operation of law.

     2.23.4 The Company is in compliance in all material respects with Environmental Laws as they relate to (i) any on-site or off-site locations where the Company or any of the Company Subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern for itself (but not on behalf of others) or (ii) any underground storage tanks located on property owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned or leased by the Company or any of the Company Subsidiaries.

     2.23.5 For purposes of this Agreement:

          (a) "Environmental Claim" means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries, or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (b) "Environmental Laws" means all federal, state, local and foreign laws or regulations relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          (c) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, toxic substances, petroleum and petroleum products that are listed, defined or otherwise regulated under the Environmental Laws.

     2.24 Insurance. The Company maintains insurance that provides adequate coverage for normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets and in character and amount comparable to that carried by persons engaged in similar businesses. The insurance polices maintained by the Company are with reputable insurance carriers and have no premium delinquencies.

     2.25 Product Liability and Recalls.

     2.25.1 Except as disclosed in Section 2.25 of the Company Disclosure Letter, there is no claim pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any Company Subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     2.25.2 Except as disclosed in Section 2.25 of the Company Disclosure Letter, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company or any Company Subsidiaries, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     2.26 Customers. Section 2.26 of the Company Disclosure Letter sets forth a list of the Company's 10 largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the fiscal year ended March 31, 2001. Except as set forth in Section 2.26 of the Company Disclosure Letter, since March 31, 2001 there have not been any changes in the business relationships of the Company with any of these customers that would constitute a Material Adverse Effect. Except as set forth in Section 2.26 of the Company Disclosure Letter, no customer of the Company accounted for more than 5% of the revenues of the Company and the Company Subsidiaries, taken as whole, for the fiscal year ended March 31, 2001.

     2.27 Interested Party Transactions. Except as set forth in Section 2.27 of the Company Disclosure Letter, since the date of the Company's definitive proxy statement filed August 21, 2000, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.28 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions, or financial advisors' or finders' fees in connection with the transactions contemplated by this Agreement, other than pursuant to agreements with the Financial Advisor, the terms of which have been disclosed to Parent.

     2.29 Fairness Opinion. The Company's Board of Directors has received from the Financial Advisor an opinion dated as of the date of this Agreement and addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement, if required, to the effect that the consideration to be received by the shareholders of the Company pursuant to each of the Offer and the Merger is fair to the Company's shareholders from a financial point of view.

     2.30 Takeover Statute. Assuming Parent and its "associates" and "affiliates" (as defined in Section 490.1110 of the Iowa Code) collectively beneficially own and have beneficially owned at all times during the three-year period before the date of this Agreement less than 10% of the Company stock outstanding, Section 490.1110 of the Iowa Code is, and shall be, inapplicable to the acquisition of Common Shares pursuant to the Offer and the Merger.

     2.31 Full Disclosure. No statement contained in any certificate or schedule, including, without limitation, the Company Disclosure Letter, furnished or to be furnished by the Company or the Company Subsidiaries to Parent or Purchaser in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements in this Agreement or in these documents not misleading.

     2.32 Rights Agreements. There are no "rights agreements", "poison pills" or similar defensive installments, arrangements or agreements that would prevent or interfere with the completion of the transactions contemplated by this Agreement.

     2.33 Absence of Certain Payments. None of the Company, any Company Subsidiaries or any of their respective affiliates, officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the

United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, the Company Subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     2.34 Ability to Pay Debts. The Company has funds available to it sufficient to enable the Company to pay all amounts due (or which will, as a result of the transactions contemplated by this Agreement, become due) in respect of any indebtedness of the Company for money borrowed.

     2.35 Expense Reduction. The Company has made preparations to commence the expense reduction plan described in Section 2.35 of the Company Disclosure Letter and will start implementing the expense reduction plan immediately following commencement of the Offer.

                                  Article III
             Representations and Warranties of Parent and Purchaser

     Parent and Purchaser jointly and severally represent and warrant to the Company that:

     3.1 Organization and Good Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and, with respect to Purchaser only, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     3.2 Authorization; Binding Agreement. Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by it. The execution and delivery of this Agreement and the completion of the transactions contemplated by it, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser, as appropriate, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or to complete the transactions contemplated by this Agreement (other than the requisite approval by the sole shareholder of Purchaser of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

     3.3 Governmental Approvals. No Consent from or with any Governmental Authority on the part of Parent and Purchaser is required in connection with the execution or delivery by Parent or Purchaser of this Agreement or the completion by Parent and Purchaser of the transactions contemplated by this Agreement other than (i) the filing of the Articles of Merger with the Secretary of State of Iowa in accordance with the Iowa Code; (ii) filings with the SEC; (iii) filings pursuant to the rules and regulations of Nasdaq; and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

     3.4 No Violations. The execution and delivery of this Agreement, the completion of the transactions contemplated by this Agreement and compliance by Parent or Purchaser with any of the provisions of this Agreement will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation and the Bylaws or other governing instruments of Parent and Purchaser; (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent or any subsidiary of Parent, including Purchaser, is a party or by which any of them or any of their respective assets or property is subject; (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent or any subsidiary of Parent, including Purchaser; or
(iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 of this Agreement, violate any Law to which Parent or any subsidiary of Parent, including Purchaser, or its assets or properties are subject, except in any case for any conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay completion of the Offer or the Merger, or otherwise materially and adversely affect the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

     3.5 Disclosure Documents. None of the information supplied by Parent, or Purchaser or their respective officers, directors, representatives, agents or employees (the "Parent Information") for inclusion in the Proxy Statement, if required, will, at the time the Proxy Statement is filed with the SEC or first mailed to the Company's shareholders, and at the time of the Company's shareholders' meeting, contain any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the shareholders' meeting which has become false or misleading. Neither the Schedule TO or the Offer Documents or any amendments or supplements nor any of the Parent Information provided specifically for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Offer Documents or the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Schedule TO and the Offer Documents will comply as to form in all material respects with the provisions of the Securities Exchange Act.

     3.6 Financing Arrangements. Parent has funds available to it sufficient to enable the Purchaser to purchase the Common Shares in accordance with the terms of this Agreement.

     3.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and completion of this Agreement and the transactions contemplated by this Agreement (including any financing in connection with the completion of these transactions), Purchaser has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   Article IV
                       Additional Covenants of the Company

         The Company covenants and agrees as follows:

     4.1 Conduct of Business of the Company and the Company Subsidiaries. Before the Effective Time, each of the Company and the Company Subsidiaries will carry on its business in all material respects in the ordinary and usual manner and, to the extent consistent therewith, shall use reasonable efforts to maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of Parent or as otherwise contemplated by this Agreement:

     4.1.1 amend its Articles of Incorporation or Bylaws;

     4.1.2 enter into any new agreements or modify existing agreements respecting an increase in compensation or benefits payable to its officers or employees;

     4.1.3 split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

     4.1.4 declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

     4.1.5 issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than pursuant to exercise of outstanding Company Options and Company Warrants consistent with their terms);

     4.1.6 redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

     4.1.7 except for the incurrence of accounts payable in the ordinary course of business consistent with past practice and of substantially similar nature to the accounts payable reflected in the Company Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and the weighted average age of which does not exceed 55 days, incur, assume or guarantee any indebtedness or modify or repay any existing indebtedness;

     4.1.8 enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of the Company) or modify any Company Material Contracts, except as otherwise contemplated or permitted by this Agreement or in the ordinary course of business and not exceeding $50,000 singly, or $100,000 in the aggregate, or take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect;

     4.1.9 transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

     4.1.10 authorize or make any capital expenditures, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

     4.1.11 make any tax election;

     4.1.12 permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to Parent;

     4.1.13 change its method of accounting as in effect at March 31, 2001 except as required by changes in generally accepted accounting principles as concurred with by the Company's independent auditors, or change its fiscal year, or permit the weighted average age of its accounts receivable to exceed 105 days;

     4.1.14 authorize or enter into an agreement to do any of the actions referred to in paragraphs 4.1.1 through 4.1.13 above.

     4.2 Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of the third party is or may be required in connection with the transactions contemplated by this

Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the National Association of Securities Dealers ("NASD"), Nasdaq or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely (A) to have a Material Adverse Effect or (B) to causeany condition set forth in Annex I to this Agreement to be unsatisfied in any material respect at any time before the completion of the Offer; or (iv) the commencement or threat of any Litigation involving or affecting the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or, to the Company's knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of the Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Offer or the Merger.

     4.3 Access and Information. Between the date of this Agreement and the Effective Time, and without intending by this Section 4.3 to limit any of the other obligations of the parties under this Agreement, the Company will give, and shall direct its accountants and legal counsel to give, Parent and its authorized representatives (including its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of the Company, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries and will furnish Parent with (a) any financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries that Parent may from time to time reasonably request in connection with those transactions and (b) a copy of each material report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws, the NASD or Nasdaq.

     4.4 Shareholder Approval. As soon as practicable following the completion of the Offer, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the Company Proposals and for any other purposes that may be necessary or desirable in connection with effecting the transactions contemplated by this Agreement, if such a meeting is required. Except as otherwise set forth in this Agreement, the Board of Directors of the Company will recommend to the shareholders of the Company that they approve the Company Proposals.

     4.5 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining all Consents from Governmental Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated by the Offer and the Merger. Upon the terms and subject to the conditions of this Agreement, the Company agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth in this Agreement.

     4.6 Public Announcements. So long as this Agreement is in effect, neither the Company nor Parent shall, and each shall use reasonable efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated by this Agreement without the consent of the other party (which shall not be unreasonably withheld or delayed), except where the release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD or Nasdaq, in which case the party, before making the announcement, will consult with Parent regarding the announcement. Notwithstanding the foregoing, the Company acknowledges that Parent will publicly announce the transactions contemplated by this Agreement, including the Offer and the Merger, immediately after the execution of this Agreement.

     4.7 Compliance. In completing the transactions contemplated by this Agreement, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause the Company Subsidiaries to comply or to be in compliance, in all material respects, with, all other applicable Laws.

     4.8 No Solicitation.

     4.8.1 Unless and until this Agreement shall have been terminated pursuant to Section 7.1 of this Agreement or as otherwise set forth below, the Company and any Company Subsidiary shall not directly, or indirectly through any officer, director, agent, employee, financial advisor, affiliate, other advisor or representative or representative of its advisors or agents (each, a "Representative") (i) encourage, initiate or solicit or otherwise facilitate, on or after the date of this Agreement, any inquiries or the submission of any proposals or offers from any person relating to any merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, the Company or any Company Subsidiary (each, a "Company Takeover Proposal"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or discuss or participate in, any attempt by any third party to propose or offer any Company Takeover Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Takeover Proposal; (iii) enter into or execute any agreement relating to a Company Takeover Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Company Takeover Proposal or any proposal or offer relating to a Company Takeover Proposal, in each case other than with respect to the Offer and the Merger. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Company from:

          (a) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act with regard to a Company Takeover Proposal;

          (b) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Company Takeover Proposal if the Board of Directors of the Company receives from the person requesting the information an executed confidentiality agreement on terms no less protective of the confidential information of the Company, Parent and Purchaser than those in effect pursuant to the Mutual Disclosure Agreement dated June 12, 2001 between the Company and Parent (the "Confidentiality Agreement");

          (c) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Takeover Proposal; or

          (d) withdrawing or modifying the approval or recommendation by the Board of Directors of the Company of this Agreement, the Offer or the Merger in connection with recommending an unsolicited bona fide written Company Takeover Proposal to the shareholders of the Company or entering into any agreement with respect to an unsolicited bona fide written Company Takeover Proposal; or

          (e) after the Schedule TO is filed, referring a third party to this
     Section 4.8 or making a copy of this Section 4.8 and/or the Confidentiality Agreement available to any third party;

if and only to the extent that, both (i) in each case referred to in clause (b),
(c) or (d) above, the Board of Directors of the Company determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that the action is necessary for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (c) or (d) above, the Board of Directors of the Company determines in good faith (after consultation with its Financial Advisor) that the Company Takeover Proposal, if accepted, is reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if completed, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any superior Company Takeover Proposal being referred to in this Agreement as a "Superior Proposal").

     4.8.2 The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted as of and before the date of this Agreement that are prohibited by Section 4.8.1 of this Agreement. The Company agrees it will take the necessary steps to inform promptly its Representatives of the obligations undertaken in this Section 4.8 and in the Confidentiality Agreement. The Company will immediately notify Parent if any inquiries, proposals or offers are received by, and information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives relating to a Company Takeover Proposal, indicating, in connection with the notice, the name of the person and the material terms and conditions of any proposals or offers and shall keep Parent informed, on a current basis, of the status and terms of any proposals or offers and the status of any negotiations or discussions. The Company also will promptly request each person (other than Parent) that has executed a confidentiality agreement in connection with its consideration of a Company Takeover Proposal to return all confidential information furnished to that person by or on behalf of it or any of its subsidiaries.

     4.9 SEC and Shareholder Filings. The Company shall send to Parent a copy of all material public reports and materials as and when it sends them to its shareholders, the SEC or any state or foreign securities commission.

     4.10 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, Section 490.1110 of the Iowa Code, is or may become applicable to the Offer or the Merger, the Company will use reasonable efforts to grant the approvals and take actions that are necessary so that the transactions contemplated by this Agreement and the Company Proposals may be completed as promptly as practicable on the terms contemplated by this Agreement and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

     4.11 Company Options and Company Warrants. Before the completion of the Offer, the Company shall take all action necessary to effect the provisions of
Section 1.9 of this Agreement relating to Company Options and Company Warrants.

     4.12 Expense Reduction. The Company will implement the expense reduction plan described in Section 2.35 of the Company Disclosure Letter, and will complete the plan and pay all costs attributable to the plan before the completion of the Offer.

     4.13 June 30 Financial Statements. The Company agrees to publicly announce, following consultation with Parent as required by Section 4.6, by means of a press release its financial results for the quarter ending June 30, 2001 (the "June 30 Financial Results") by no later than July 25, 2001. The June 30 Financial Results will summarize the financial statements that would otherwise be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and will include, among other items and consistent with past practice, information regarding the Company's cash and cash equivalents, short-term investments, trade receivables net of allowances for doubtful accounts and accounts payable. As shown in the June 30 Financial Results,

          (a) cash and cash equivalents and short-term investments shall not be less than $1.5 million,

          (b) trade receivables net of allowances for doubtful accounts shall not exceed $3.75 million,

          (c) accounts payable shall not exceed $900,000,

          (d) the trade receivables and accounts payable reflected in the June 30 Financial Results shall have been incurred only in the ordinary course consistent with past practice, and shall be of substantially similar quality and nature as the trade receivables and accounts payable reflected in the Company Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and

          (e) the weighed average age of the trade receivables reflected in the June 30 Financial Results shall not exceed 105 days and the weighted average age of the accounts payable reflected in the June 30 Financial Results shall not exceed 55 days.

The June 30 Financial Results will be prepared in accordance with generally accepted accounting principles applied on a consistent basis and will present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as of June 30, 2001 and the results of their operations and cash flows for the quarter then ended, subject to normal year-end audit adjustments and the fact that some information has been condensed or omitted in accordance with the Company's past practice with respect to announcing its financial results before filing the corresponding Form 10-Q.

                                   Article V
                  Additional Covenants of Purchaser and Parent

     Parent and Purchaser covenant and agree as follows:

     5.1 Further Assurance. Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining all Consents from Governmental Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated by the Offer and the Merger. Upon the terms and subject to the conditions of this Agreement, Parent and Purchaser agree to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth in this Agreement.

     5.2 Compliance. In completing the transactions contemplated by this Agreement, Parent and Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause their subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

     5.3 Directors and Officers Indemnity; Insurance.

     5.3.1 On and after the Effective Time, for six years (or, if shorter, the applicable statute of limitations), Parent shall not permit the articles of incorporation of the Surviving Corporation to contain provisions any less favorable with respect to indemnification than are set forth in the articles of incorporation of the Company immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who both on the date of this Agreement and at the Effective Time were directors or officers of the Company (the "Indemnified Parties"); provided that each Indemnified Party represents and warrants that the person has no knowledge of any claim for which indemnification would be required. Notwithstanding the foregoing, Parent may cause the Surviving Corporation to repeal or otherwise eliminate from its articles of incorporation the indemnification provisions if a substantially similar indemnity is provided by Parent for the Indemnified Parties.

     5.3.2 For two years from the Effective Time, Parent shall maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or before the Effective Time (a copy of which has been delivered to Parent), so long as the annual premium would not be in excess of $300,000. If the premiums for the insurance would at any time exceed $300,000, then Parent shall cause to be maintained policies of insurance which in Parent's good faith determination provide the maximum coverage available at an annual premium equal to $300,000.

     5.4 Voting of Common Shares. At any meeting of the Company's shareholders held for the purpose of voting upon the Company Proposals, if required, all of the Common Shares then owned by Parent, Purchaser or any other subsidiaries of Parent shall be voted in favor of the Company Proposals.

     5.5 Guarantee of Parent. Parent hereby guarantees the payment by Purchaser of the Per Share Amount and any other amounts payable by Purchaser pursuant to this Agreement and will cause Purchaser to perform all of its other obligations under this Agreement in accordance with their terms.

                                   Article VI
                                Merger Conditions

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or before the Effective Time of the following conditions:

     6.1 Offer. The Offer shall have been completed; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

     6.2 Shareholder Approval. If required, the Company Proposals shall have been approved at or before the Effective Time by the requisite vote of the shareholders of the Company in accordance with the Iowa Code.

     6.3 No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn before the Effective Time. The Company and Parent shall use all reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     6.4 Governmental Approvals. All Consents of any Governmental Authority required for the completion of the Merger and the transactions contemplated by this Agreement shall have been obtained, except for those Consents the failure to obtain which will not have a Material Adverse Effect.

                                   Article VII
                           Termination and Abandonment

     7.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the shareholders of the Company described in this Agreement:

     7.1.1 by mutual written consent of Parent and the Company;

     7.1.2 by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by this Agreement and the order, decree or ruling or other action shall have become final and nonappealable;

     7.1.3 by Parent before, subject to Rule 14e-1(c) and any other applicable rules or regulations of the SEC, paying for the Common Shares pursuant to the Offer if:

          (a) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within the lesser of (i) 5 days after the giving of written notice of the breach or failure to perform to the Company or (ii) the number of days between the date Parent becomes aware of the breach or failure to perform (on which date Parent shall provide written notice of the breach or failure to perform to the Company) and the then scheduled expiration date of the Offer;

          (b) any representation or warranty of the Company shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in the representation and warranty), if the failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

          (c) any representation or warranty of the Company shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in the representation and warranty) as if made on that date (other than representations and warranties made as of a specified date), other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under this Agreement, if the failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that the representation or warranty is incapable of being cured or has not been cured within the lesser of (i) 5 days after the giving of written notice thereof to the Company or (ii) the number of days between the date Parent becomes aware thereof (on which date Parent shall provide written notice thereof to the Company) and the then scheduled expiration date of the Offer; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1.3(c) shall not be available to Parent if Purchaser or any other affiliate of Parent shall acquire Common Shares pursuant to the Offer;

     7.1.4 by Parent if, whether or not permitted to do so by this Agreement,
(i) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or any of the Company Proposals; (ii) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have approved or recommended to the shareholders of the Company any Company Takeover Proposal; (iii) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have approved or recommended that the shareholders of the Company tender their Common Shares in any tender or exchange offer that is a Company Takeover Proposal; (iv) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have affirmatively taken any written position or make any written disclosures to the Company's shareholders permitted pursuant to Section 4.8.1(d) of this Agreement which has the effect of any of the foregoing; or (v) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have resolved to take any of the actions described in (i)-(iv);

     7.1.5 by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Annex I to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Common Shares pursuant to the Offer; provided that if the failure to satisfy any conditions set forth in Annex I to this Agreement shall be a basis for termination of this

Agreement under any other section of this Section 7.1, a termination pursuant to this Section 7.1.5 shall be deemed a termination under the other section;

     7.1.6 by either Parent or the Company if the Offer shall not have been completed on or before September 30, 2001; provided that the right to terminate this Agreement pursuant to this Section 7.1.6 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be completed by that time;

     7.1.7 by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice of the breach of failure to perform to Parent; or

     7.1.8 by the Company in order to accept a Superior Proposal; provided that the Board of Directors of the Company reasonably determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that it is or is reasonably likely to be required to accept the proposal in order to discharge properly its fiduciary duties; the Company has given Parent 3 business days advance notice of the Company's intention to accept the Superior Proposal; the Company shall in fact accept the Superior Proposal; the Company shall have paid the fee and expenses contemplated by Section 8.7 of this Agreement; and the Company shall have complied in all respects with the provisions of Section 4.8 of this Agreement.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of the termination to the other party in accordance with Section 8.5 of this Agreement.

     7.2 Effect of Termination and Abandonment. If this Agreement is terminated and the Offer or the Merger is abandoned pursuant to this Article VII, this Agreement (other than Sections 7.2, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11,
8.12, 8.13 and 8.15 of this Agreement) shall become void and of no effect with no liability on the part of any party to this Agreement (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no termination pursuant to this
Article VII shall relieve any party to this Agreement from any liability for any willful breach of this Agreement before termination. If this Agreement is terminated as provided in this Article VII, each party shall use all reasonable efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same.

                                  Article VIII
                                  Miscellaneous

     8.1 Confidentiality.

     8.1.1 All nonpublic information furnished in writing or orally by either party or its Representative to the other party or its Representative is referred to as "Evaluation Material." Evaluation Material does not include information that (a) is or becomes publicly available other than as a result of a breach of this Agreement or the Confidentiality Agreement, or (b) is or becomes available to the recipient on a non-confidential basis from a source other than the other party or its Representatives. Both parties recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the other party if any Evaluation Material or information contained in the Evaluation Material is disclosed to any third party in breach of this Agreement or the Confidentiality Agreement. Both parties also recognize and acknowledge that the Evaluation Material has been provided in reliance upon the mutual acceptance of the terms of the Confidentiality Agreement.

     8.1.2 Both parties represent that the Evaluation Material has been and will continue to be used solely for the purpose of evaluating the transactions contemplated by, and performing the obligations contained in, this Agreement. Both parties also agree that the Evaluation Material of the other party will not be disclosed to any third party, except as required by applicable law or legal process, without the prior written consent of the other party; provided, however, that any Evaluation Materials may be disclosed to a party's Representatives who need to know the information for the purpose of evaluating the transactions contemplated by this Agreement and who agree to keep the information confidential.

     8.1.3 If the transactions contemplated by this Agreement are not completed,
(a) neither party nor any of its Representatives shall, without prior written consent of the other party, use any of the Evaluation Material now or hereafter received or obtained from the other party or its Representatives for any purpose, and (b) all Evaluation Material (and all copies, summaries, and notes of the contents or parts of the Evaluation Material) shall be returned upon the other party's request or destroyed and the destruction shall be confirmed in writing.

     8.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Purchaser.

     8.3 Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Parent and Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting the waiver, but the waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party to this Agreement, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

     8.4 Survival. The respective representations, warranties, covenants and agreements of the Company and Parent contained in this Agreement or in any certificates or other documents delivered before or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 1.7, 1.8, 1.9, 1.14, 5.3,
5.5 and 8.7 of this Agreement and this Section 8.4, which shall survive beyond the Effective Time.

     8.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at any other address for a party as shall be specified by like notice):

                    (i)  if to the Company, to:

                         Microware Systems Corporation
                         1500 NW 118th Street
                         Des Moines, IA  50325
                         Attention:  Mr. Kenneth B. Kaplan
                         Telecopy: (515) 327-5526

                         with a copy to:

                         D'Ancona & Pflaum LLC
                         111 E. Wacker Drive, Suite 2800
                         Chicago, IL  60601-4205
                         Attention:  Mr. Arthur Don
                         Telecopy:  (312) 602-3048

                    (ii) if to Parent or Purchaser, to:

                         RadiSys Corporation
                         5445 NE Dawson Creek Drive
                         Hillsboro, OR  97124
                         Attention:  Mr. Glenford J. Myers
                         Telecopy:  (503) 615-1114
                         with a copy to:

                         Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2600
                         Portland, Oregon 97204
                         Attention: John R. Thomas
                         Telecopy: (503) 220-2480

     8.6 Binding Effect; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement before the Effective Time without the prior written consent of the Company, in the case of a proposed assignment by Parent or Purchaser, or by Parent, in the case of a proposed assignment by the Company.

     8.7 Fees and Expenses.

     8.7.1 If the transactions contemplated by this Agreement, including the Offer and the Merger, close, Parent will pay, to a maximum of $750,000, all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement, and all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement in excess of $750,000 shall be paid by the Company. Except as provided in Sections 8.7.2, 8.7.3 or 8.7.4 of this Agreement, if the transactions contemplated by this Agreement, including the Offer and the Merger, do not close by September 30, 2001 all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the costs or expenses.

     8.7.2 The Company agrees that, if this Agreement is terminated pursuant to

          (a) Section 7.1.4;

          (b) Section 7.1.8; or

          (c) Section 7.1.5 or 7.1.6 and, with respect to this clause (c), (A) at the time of the termination, there shall be outstanding a bona fide Company Takeover Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make a Company Takeover Proposal (in each case whether or not conditional and whether or not the proposal shall have been rejected by the Board of Directors of the Company) or (B) a Company Takeover Proposal shall be publicly announced by the Company or any third party within 9 months following the date of the termination and the transaction shall at any time thereafter be completed on substantially the terms theretofore announced, then the Company shall pay to Parent the sum of $775,000. Any payment required by this Section 8.7.2 shall be made as promptly as practicable but in no event later than two business days following termination of this Agreement in the case of clause (a) above, upon termination of this Agreement in the case of clause (b) above and, in the case of clause (c) above, upon completion of the Company Takeover Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent.

     8.7.3 The Company further agrees that if this Agreement is terminated pursuant to Section 7.1.3(a) of this Agreement,

          (a) the Company will pay to Parent, as promptly as practicable but in no event later than 2 business days following termination of this Agreement, the amount of all documented and reasonable costs and expenses incurred by Parent, Purchaser and their affiliates (including but not limited to fees and expenses of counsel, financial advisors and accountants) in connection with this Agreement or the transactions contemplated by this Agreement ("Parent Expenses"); and

          (b) if the Company completes a Company Takeover Proposal (whether or not solicited in violation of this Agreement) which is publicly announced within one year from the date of termination of this Agreement, the Company will pay to Parent the sum of $775,000, which payment shall be made not later than 2 business days following completion of the Company Takeover Proposal.

     8.7.4 The Company further agrees that if this Agreement is terminated pursuant to Section 7.1.3(b) of this Agreement, the Company will pay to Parent, as promptly as practicable but in no event later than 2 business days following termination of this Agreement, the Parent Expenses.

     8.8 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of Oregon, exclusive of choice of law provisions.

     8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10 Interpretation. The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this

Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified in this Agreement, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with that person and (iii) the term "subsidiary" of any specified person shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by the specified person.

     8.11 Entire Agreement.

This Agreement and the documents or instruments referred to in this Agreement including Annex I attached to this Agreement and the Company Disclosure Letter referred to in this Agreement, which Annex and Company Disclosure Letter are incorporated in this Agreement by reference, embody the entire agreement and understanding of the parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings among the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing provisions of this Section 8.11, the Confidentiality Agreement shall remain in effect in accordance with its terms.

     8.12 Severability.

     8.12.1 In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, the provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of the provision be affected thereby in any other jurisdiction.

     8.12.2 Parent and the Company agree that the payments to Parent provided in
Section 8.7 of this Agreement are fair and reasonable in the circumstances, considering not only the consideration payable to the holders of Common Shares in the Offer and the Merger but also the outstanding funded indebtedness (including capital leases) of the Company and the Company Subsidiaries and Parent's anticipated costs, including lost opportunity costs, if the Offer and Merger are not completed. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of these payments exceeds the maximum amount permitted by law, then the amount of the payments shall be reduced to the maximum amount permitted by law in the circumstances, as determined by the court of competent jurisdiction.

     8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which the party may be entitled under this Agreement, at law or in equity.

     8.14 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated by this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party to this Agreement or the instrument or document or a successor or permitted assign of such a party; provided, however, that the parties to this Agreement specifically acknowledge that the provisions of Section 5.3 of this Agreement are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties.

     8.15 Waiver of Jury Trial. Parent, Purchaser and the Company hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement.

                            [Signature page follows.]

     In witness whereof, Parent, Purchaser and the Company have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.


                                         RadiSys Corporation



                                         By /s/ Glenford J. Myers
                                            ------------------------------------
                                            Glenford J. Myers
                                            Chief Executive Officer


                                         Drake Merger Sub, Inc.



                                         By /s/ Glenford J. Myers
                                            ------------------------------------
                                            Glenford J. Myers
                                            President


                                         Microware Systems Corporation



                                         By /s/ Kenneth B. Kaplan
                                            ------------------------------------
                                            Kenneth B. Kaplan
                                            Chief Executive Officer

                                     Annex I

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to Rule 14e-1(c) and any other applicable rules and regulations of the SEC, pay for and, subject to the same rules or regulations, may delay the acceptance for payment of any tendered Common Shares and, except as provided in this Agreement, amend or terminate the Offer as to any Common Shares not then paid for if:

     (1) the condition that Common Shares representing at least 90% of the total number of issued and outstanding Common Shares on a fully diluted basis, excluding shares of common stock issuable upon exercise of Company Options that are not exercisable before September 30, 2001, have been validly tendered and not withdrawn before the expiration of the Offer (the "Minimum Condition") has not been satisfied; or

     (2) immediately before acceptance for payment, (a) the transactions contemplated by the Buy-out Agreement have not been completed, and the Company Warrants and other derivative securities held by third parties have not been delivered to the Company for cancellation, as contemplated by the Buy-out Agreement, (b) all Consents (including without limitation Consents from Governmental Authorities or required under any Company Material Contract) required to be obtained by the Company for completion of the transactions contemplated by this Agreement, the obtaining of which Consents shall not require any payment by Parent, Purchaser or the Company to any third parties, shall not have been obtained, or (c) all Company Options under the Company's 1991 Stock Option Plan, 1992 Stock Option Plan, 1995 Stock Option Plan or any other stock option plan or agreement of the Company have not been terminated; or

     (3) at any time after the date of this Agreement and before the time of payment for any Common Shares, whether or not any Common Shares have previously been accepted for payment or paid for pursuant to the Offer, any of the following conditions exists:

          (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any case (i) restrains or prohibits the making or completion of the Offer or the completion of the Merger, (ii) prohibits or restricts the ownership or operation by Parent, or any of its affiliates or subsidiaries, of any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent, or any of its affiliates or subsidiaries, to dispose of or hold separate any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Common Shares, including the right to vote Common Shares purchased by Purchaser pursuant to the Offer or the Merger on all matters properly presented to the shareholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

          (b) a Governmental Authority shall have instituted an action, or an action by a Governmental Authority shall be pending or threatened, seeking to restrain or prohibit the making or completion of the Offer or completion of the Merger, or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

          (c) the Company or Parent terminates this Agreement in accordance with its terms; or

          (d) any of the following events occurs: (i) any general suspension of, or limitation on prices for, trading in the Common Shares on Nasdaq, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

          (e) Parent and the Company agree that Purchaser shall amend the Offer, terminate the Offer or postpone the payment for Common Shares pursuant to the Offer; or

          (f) any of the representations and warranties made by the Company in this Agreement shall not have been true and correct when made, or shall have ceased to be true and correct before the Closing (other than representations and warranties made as of a specified date) unless, with respect to any representations or warranties not qualified by a "Material Adverse Effect," the inaccuracies under these representations and warranties, taken as a whole, could not reasonably be expected to result in a Material Adverse Effect on the Company, or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement; provided, however, that the breach or failure to perform is incapable of being cured or has not been cured within the lesser of (i) 5 days after the giving of written notice of the breach or failure to perform to the Company or (ii) the number of days between the date Parent becomes aware of the breach or failure to perform (on which date Parent shall provide written notice of the breach or failure to perform to the Company) and the then scheduled expiration date of the Offer; or

          (g) the Company's Board of Directors modifies or amends its recommendation of the Offer in any manner adverse to Parent or withdraws its recommendation of the Offer, or recommends acceptance of any Company Takeover Proposal or resolves to do any of the foregoing; or

          (h) (i) any corporation, entity or "group," as defined in Section 13(d)(3) of the Securities Exchange Act ("person/group"), other than Parent and Purchaser or any person/group listed in the Company's definitive proxy statement filed on August 21, 2000, acquires beneficial ownership of more than 10% of the outstanding Common Shares, or is granted any options or rights, conditional or otherwise, to acquire a total of more than 10% of the outstanding Common Shares and which, in each case, does not tender the Common Shares beneficially owned by it in the Offer; (ii) any new group is formed which beneficially owns more than 10% of the outstanding Common Shares and which does not tender the Common Shares beneficially owned by it in the Offer; or (iii) any person/group, other than Parent or one or more of its affiliates, enters into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Common Shares or a merger, consolidation or other business combination with or involving the Company; or

          (i) any change, development, effect or circumstance occurs or is threatened that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

          (j) the Company commences a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 5 business days.

     The preceding conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to the condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of any right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Common Shares not accepted for payment shall be promptly returned to the tendering shareholders.


                                      A-3